UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2009

FNBH BANCORP, INC.
(Exact name of Registrant as specified in its charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-25752 (Commission File No.)	38-2869722 (IRS Employer Identification No.)

101 East Grand River, Howell, Michigan (Address of Principal Executive Offices)	48843 (Zip Code)

517-546-3150
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
[_]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[_]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
[_]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry into a Material Definitive Agreement

        On September 24, 2009, pursuant to a Stipulation and Consent to the Issuance of a Consent Order, First National Bank in Howell (the “Bank”), a wholly owned subsidiary of FNBH Bancorp, Inc. (the “Company”), consented to the issuance of a Consent Order (the “Order”) by the Office of the Comptroller of the Currency (the “OCC”), the Bank’s primary banking regulator.

        The Order requires the Bank and/or its board of directors (the “Board”) to take certain actions, including adopting and implementing a three-year strategic plan for the Bank, achieving and maintaining total capital equal to at least 11% of risk-weighted assets and Tier 1 capital equal to at least 8.5% of adjusted total assets, developing and implementing various written plans designed to improve loan portfolio management, and taking certain steps to manage risks associated with commercial real estate and construction and development lending.

        The Bank has already acted on many of the requirements of the Order and has developed and continues to develop a comprehensive plan to address all of the requirements of the Order and to otherwise take steps designed to improve the financial condition of the Bank.

        The foregoing description is only a summary of the material terms of the Order and is qualified in its entirety by reference to the Order. The Company expects that the OCC will make a copy of the Order available on the OCC’s website at www.occ.gov. The contents of the OCC website are not incorporated by reference into this filing.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 30, 2009	FNBH BANCORP, INC. /s/ Ronald L. Long —————————————— By: Ronald L. Long Its: President & CEO

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